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                        FORM OF AUCTION AGENCY AGREEMENT

                           dated as of _________, 2006

                                 relating to the

                        Series M Auction Preferred Shares


                                       of


                FIRST TRUST TAX-ADVANTAGED PREFERRED INCOME FUND


                      DEUTSCHE BANK TRUST COMPANY AMERICAS,

                                as Auction Agent


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                            AUCTION AGENCY AGREEMENT

        This Auction Agency Agreement (this "Agreement"), dated as of ____________, 2006, is between First Trust Tax-Advantaged Preferred Income Fund (the "Fund") and Deutsche Bank Trust Company Americas.

        The Fund proposes to issue an aggregate amount of 880 shares of its Series M Auction Preferred Shares $0.01 par value per share, liquidation preference of $25,000 per share (the "Preferred Shares"), authorized by, and subject to the terms and conditions of, the Statement Establishing and Fixing the Rights and Preferences of Series M Auction Preferred Shares (the "Statement").

        The Fund desires that Deutsche Bank Trust Company Americas perform certain duties as agent in connection with each Auction of Preferred Shares (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, distribution paying agent and redemption agent with respect to the Preferred Shares (in such capacity, the "Paying Agent"), upon the terms and conditions set forth in this Agreement, and the Fund hereby appoints Deutsche Bank Trust Company Americas as said Auction Agent and Paying Agent in accordance with these terms and conditions.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:


                                    ARTICLE I

                      DEFINITIONS AND RULES OF CONSTRUCTION

     Section 1.1. Terms Defined by Reference to the Statement. Capitalized terms used herein but not defined herein shall have the respective meanings specified in the Statement.

     Section 1.2. Certain Defined Terms. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

               (a) "Agent Member" shall mean a member of, or participant in, the Securities Depository that will act on behalf of a Beneficial Owner of one or more Preferred Shares or on behalf of a Potential Beneficial Owner.

               (b) "Auction" shall have the meaning specified in Section 2.1 hereof.

               (c) "Auction Procedures" shall mean the procedures as from time to time in effect for conducting Auctions that are set forth in Part II of the Statement.

               (d) "Authorized Officer" shall mean each Vice President, Assistant Vice President and Associate of the Auction Agent and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication from the Auction Agent to the Fund.

               (e) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a broker-dealer substantially in the form attached hereto as Exhibit A.

               (f) "Closing" shall mean the date the Fund consummates the transactions for the issuance and sale of the Preferred Shares.

               (g) "Fund Officer" shall mean the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a notice from the Fund to the Auction Agent.

               (h) "Holder" means, with respect to Preferred Shares, a registered holder of Preferred Shares as the same appears on the share ledger or share records of the Fund.

               (i) "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

               (j) "Securities Depository" means, initially, The Depository Trust Company, and any successor thereto pursuant to Section 4.2 hereof.

               (k) "Statement" shall mean the Statement Establishing and Fixing the Rights and Preferences of Series M Preferred Shares of the Fund in effect at the time the Registration Statement relating to the Preferred Shares is declared effective by the Securities and Exchange Commission, specifying the powers, preferences and rights of the Preferred Shares.

               (l) "Submission Deadline" shall mean 1:00 p.m., eastern time, on any Auction Date or such other time on any Auction Date by which the Broker-Dealers are required to submit Orders to the Auction Agent as specified by the Auction Agent from time to time.

               (m) "Submission Processing Deadline" shall mean the earlier of
        (i) 40 minutes after the Submission Deadline and (ii) the time when the Auction Agent begins to disseminate the results of the Auction to the Broker-Dealers.

               (n) "Submission Processing Representation" shall have the meaning specified in Section 2.8 hereof.

     Section 1.3. Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

               (a) Words importing the singular number shall include the plural number and vice versa.

               (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

               (c) The words "hereof," "herein," "hereto" and other words of similar import refer to this Agreement as a whole.

               (d) All references herein to a particular time of day shall be to New York City time.


                                   ARTICLE II

                                   THE AUCTION

     Section 2.1. Purpose; Incorporation by Reference of Auction Procedures. (a) The Board of Trustees of the Fund has adopted a resolution appointing Deutsche Bank Trust Company Americas as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow (i) the procedures set forth in this
Article 2 and (ii) the Auction Procedures for the purpose of determining the Applicable Rate for the Preferred Shares for any subsequent Rate Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

       (b) All of the provisions contained in the Auction Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

     Section 2.2. Preparation for Each Auction; Maintenance of Registry of Existing Holders. (a) As of the date hereof, the Fund shall provide the Auction Agent with a list of the Broker-Dealers and shall deliver to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon the identity of each Existing Holder, if any, whose most recent Order was submitted and resulted in such Existing Holder continuing to hold or purchase Preferred Shares. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Fund shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Fund shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

       (b) The provisions contained in Part I of the Statement concerning Special Rate Periods and the notification of a Special Rate Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

       (c) The current Applicable Percentage is 150%. In the event that the credit rating of the Preferred Shares changes in a way that results in a change in the Applicable Percentage, the Fund shall send prompt notice of such change to the Auction Agent. In the absence of its actual receipt of any such notice, the Auction Agent is authorized to apply, and shall be fully protected in applying, the Applicable Percentage last communicated to it by the Fund in a notice or set forth above in this paragraph.

       (d) (i) On each Auction Date, the Auction Agent shall determine the distribution rate and the Maximum Rate. If any LIBOR Rate, Treasury Index Rate, Treasury Note Rate or Reference Rate, as the case may be, is not quoted on an interest equivalent basis, the Auction Agent shall convert the quoted rate to the interest equivalent thereof as set forth in the definition of such rate in the Statement if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest equivalent rate after consultation with the Fund as to the method of such conversion.

             (ii) If any LIBOR Rate is to be based on rates supplied by LIBOR Dealers and one or more of the LIBOR Dealers shall not provide a quotation for the determination of such LIBOR Rate, the Auction Agent shall promptly notify the Fund so that the Fund can determine whether to select a substitute LIBOR Dealer or substitute LIBOR Dealers to provide the quotation or quotations not being supplied by any LIBOR Dealer or LIBOR Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

             (iii) If any Treasury Index Rate or Treasury Note Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall promptly notify the Fund so that the Fund can determine whether to select a substitute U.S. Government Securities Dealer or substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

       (e) (i) The Auction Agent shall maintain a current registry of the Existing Holders of the Preferred Shares for purposes of each individual Auction based on the information provided to it from time to time by the Broker-Dealer. The Fund shall use commercially reasonable efforts to provide or cause to be provided to the Auction Agent within ten Business Days following the date of the Closing a list of the initial Existing Holders of Preferred Shares, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such Preferred Shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any Preferred Shares to another Person.

      (ii) In the event of any partial redemption of Preferred Shares, upon notice by the Fund to the Auction Agent of such partial redemption, the Auction

Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of Preferred Shares) from the accounts of which Preferred Shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose Preferred Shares are to be redeemed) the number of Preferred Shares of each such Existing Holder, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of Preferred Shares shown in the Auction Agent's registry of Existing Holders.

     (iii) The Auction Agent shall register a transfer of the ownership of Preferred Shares from an Existing Holder to another Existing Holder, or to another Person if permitted by the Fund, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing, in a notice substantially in the form of Exhibit B to the Broker-Dealer Agreement, by such Existing Holder or by the Agent Member of such Existing Holder only to or through a Broker-Dealer that has entered into a Broker-Dealer Agreement with the Auction Agent and the Fund or other persons as the Fund permits. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 p.m. on the Business Day preceding the Auction. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any Preferred Shares if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any Preferred Shares and the seller failed to deliver such Preferred Shares or (ii) sold any Preferred Shares and the purchaser failed to make payment to such Person upon delivery to the purchaser of such Preferred Shares.

       (f) The Auction Agent may, but shall have no obligation to, request that the Broker-Dealers, as set forth in Section 3.2(b) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of Preferred Shares. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the Broker-Dealer that provided such information and the Fund, provided that the Auction Agent reserves the right to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure or (b) it is advised by its counsel in writing that its failure to do so would be unlawful.

     Section 2.3. Auction Schedule. The Auction Agent shall conduct Auctions on the Business Day immediately prior to the start of each Rate Period in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be withheld unreasonably. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be received prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective. Notwithstanding the foregoing, the Auction Agent will follow the Bond Market Association's Market Practice U.S. Holiday Recommendations for shortened trading days for the bond markets (the "BMA Recommendation") unless the Auction Agent is instructed otherwise. In the event of a BMA Recommendation on an Auction Date, the Submission Deadline will be 11:30 a.m., instead of 1:00 p.m., and, as a result, the notice of Auction results will occur at an earlier time.

    TIME                                         EVENT

 By 9:30 a.m.                           The Auction Agent shall advise the Fund
                                        and the Broker-Dealers of the Reference
                                        Rate and the Maximum Rate as set forth
                                        in Section 2.2(d) hereof.

 9:30 a.m.-1:00 p.m.                    Broker-Dealers assemble information
                                        received from each Bidder (Existing
                                        Owners or Potential Owners) and any
                                        internally initiated Broker-Dealers'
                                        Bids in accordance with the Auction
                                        Procedures.

 Not later than Submission              Auction  Agent accepts any Orders
 Processing Deadline                    submitted  (subject to  a   Submission
                                        Processing   Representation,  as
                                        applicable) and makes the determinations pursuant to Section 3 of Part II of the Statement.

 By approximately 3:30 p.m.             The  Auction  Agent  shall  advise  the
                                        Fund  of  the results of the Auction as
                                        provided in Section  3(b) of Part II of
                                        the Statement. Submitted Bid Orders and
                                        Submitted  Sell Orders will be accepted
                                        and rejected in whole or in part and
                                        Preferred  Shares  will be allocated as
                                        provided in Section 4 of Part II of the
                                        Statement.  The  Auction  Agent  shall
                                        give  notice of the  Auction  results
                                        as set forth in Section 2.4 hereof.

     Section 2.4. Notice of Auction Results. On each Auction Date, the Auction Agent will advise each Broker-Dealer who submitted a Bid or Sell Order in an Auction whether such Bid or Sell Order was accepted or rejected in whole or in part and of the Applicable Rate for the next Rate Period for the related Preferred Shares by telephone or other electronic means acceptable to the parties. The Auction Agent, unless instructed otherwise in writing by the Fund, is authorized to release the Winning Bid Rate after each Auction for public dissemination.

     Section 2.5. Broker-Dealers. (a) Not later than 12:00 noon on each Auction Date of Preferred Shares, the Fund shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers for the Preferred

Shares pursuant to Section 3.5 of the Broker-Dealer Agreements for Preferred Shares. The Auction Agent shall apply such moneys as set forth in Section 3.5 of each such Broker-Dealer Agreement.

       (b) The Fund shall not designate any Person to act as a Broker-Dealer, or permit an Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior written approval of the Auction Agent, which approval shall not be withheld unreasonably. Notwithstanding the foregoing, the Fund may designate an Affiliate or [_________________________________] to act as a Broker-Dealer.

       (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Fund, provided that at least one Broker-Dealer Agreement would be in effect for each series of Preferred Shares after such termination.

       (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Fund shall request in writing.

       (e) The Auction Agent shall maintain a list of Broker-Dealers.

     Section 2.6. Ownership of Preferred Shares and Submission of Bids by the Fund and Its Affiliates. Neither the Fund nor any Affiliate of the Fund may submit any Sell Order or Bid in any Auction, except that an Affiliate of the Fund that is a Broker-Dealer may submit a Sell Order or Bid, but only if such Sell Order or Bid is not for its own account. For purposes of this Section 2.6, a Broker-Dealer shall not be deemed to be an affiliate of the Fund solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is also a director of the Fund. The Fund shall notify the Auction Agent if the Fund or, to the best of the Fund's knowledge, any Affiliate of the Fund becomes a Beneficial Owner of any Preferred Shares. The restrictions in this Section 2.6 shall in no way limit the activities of the Auction Agent. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

     Section 2.7. Access to and Maintenance of Auction Records. The Auction Agent shall afford to the Fund, its agents, independent public accountants and counsel, at reasonable times during normal business hours, to review and make extracts or copies of (at the Fund's sole cost and expense), access to all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Fund requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of at least two years after such Auction, and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Fund agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7. The Fund reserves the right to disclose any such information if it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having authority to compel such disclosure, or if it is advised by its counsel that its failure to do so would be unlawful. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having authority to compel such disclosure, or if it is advised by its counsel that its failure to do so would be unlawful.

     Section 2.8. Submission Processing Representation. Broker-Dealers may submit an Order after the Submission Deadline and prior to the Submission Processing Deadline if the Order was (i) received by the Broker-Dealer from Existing Owners or Potential Owners prior to the Submission Deadline or (ii) initiated internally by the Broker-Dealer for its own account prior to the Submission Deadline. Each Order submitted to the Auction Agent after the Submission Deadline and prior to the Submission Processing Deadline shall constitute a representation by the Broker-Dealer that such Order was (i) received from an Existing Owner or Potential Owner prior to the Submission Deadline or (ii) initiated internally by the Broker-Dealer for its own account prior to the Submission Deadline (the "Submission Processing Representation").


                                   ARTICLE III

                        THE AUCTION AGENT AS PAYING AGENT

     Section 3.1. The Paying Agent. The Board of Trustees of the Fund has adopted resolutions appointing Deutsche Bank Trust Company Americas as Auction Agent and Paying Agent. The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Statement which are specified herein with respect to the Preferred Shares and as set forth in this Section 3.

     Section 3.2. The Fund's Notices to the Paying Agent. Whenever any Preferred Shares are to be redeemed, the Fund shall mail a Notice of Redemption by first-class mail, postage prepaid, to each Holder of Preferred Shares being redeemed and to the Paying Agent pursuant to Section 11(c) of Part I of the Statement.

     Section 3.3. The Fund to Provide Funds for Distributions and Redemptions.
(a) Not later than 12:00 noon on the Business Day preceding each Distribution Payment Date, the Fund shall deposit with the Paying Agent an aggregate amount of federal funds or similar same-day funds equal to the declared distributions to be paid to Holders on such Distribution Payment Date and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such distributions on such Distribution Payment Date.

       (b) If the Fund shall give a Notice of Redemption, then by 12:00 noon on the date fixed for redemption, the Fund shall deposit in trust with the Paying Agent an aggregate amount of federal funds or similar same-day funds sufficient to redeem such Preferred Shares called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of Preferred Shares called for redemption upon surrender of the certificate or certificates therefor.

     Section 3.4. Disbursing Distributions and Redemption Price. After receipt of the federal funds or similar same-day funds and instructions from the Fund described in Section 3.3 above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Distribution Payment Date, distributions on the Preferred Shares, and (ii) on any date fixed for redemption, the redemption price of any Preferred Shares called for redemption. The amount of distributions for any Distribution Period to be paid by the Paying Agent to Holders will be determined by the Fund as set forth in Section 2 of
Part I of the Statement. The redemption price to be paid by the Paying Agent to the Holders of any Preferred Shares called for redemption will be determined as set forth in Section 11 of Part I of the Statement. The Paying Agent shall have no duty to determine the Redemption Price and may conclusively rely on the amount thereof set forth in the Notice of Redemption.


                                   ARTICLE IV

                THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR

     Section 4.1. Original Issue of Share Certificates. On the Date of Original Issue for any Preferred Shares, one certificate for Preferred Shares shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

     Section 4.2. Registration of Transfer or Exchange of Shares. Except as provided in this Section 4.2, the Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Fund shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then, upon such resignation of the Securities Depository, the Preferred Shares, at the Fund's request and expense, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent to be properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form and by such guarantor as the Paying Agent may reasonably require, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. During any period when the certificate or certificates for Preferred Shares are not held by a Securities Depository or its nominee in book-entry form, no Auctions shall be held and this Agreement may be terminated at the instance of either party as soon as practicable.

     Section 4.3. Removal of Legend. Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing Preferred Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such Preferred Shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Fund Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

     Section 4.4. Lost, Stolen or Destroyed Share Certificates. The Paying Agent shall, at the Holder's expense, issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and by the Paying Agent, subject at all times to provisions of law, the Statement governing such matters and resolutions adopted by the Fund with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and the Statement and resolutions of the Fund.

     Section 4.5. Disposition of Canceled Certificates; Record Retention. The Paying Agent shall retain share certificates which have been canceled and any accompanying documentation thereto in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission") for at least one calendar year from the date of such cancellation. The Paying Agent, upon written request by the Fund, shall afford to the Fund, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of such certificates and accompanying documentation. Upon the expiration of this one year period, the Paying Agent, upon written request by the Fund, shall deliver to the Fund the canceled certificates and any accompanying documentation. In the event that the Commission requests that any or all such records be furnished to it, the Paying Agent shall provide the Fund with prompt written notice of such request so that the Fund may appeal such request and the Paying Agent shall cooperate with the Fund in any such appeal. In the event that such appeal is unsuccessful, the Paying Agent shall be permitted to furnish to the Commission, either at its principal office or at any regional office, complete, correct and current hard copies of any and all records that were requested by the Commission provided that the Paying Agent shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such records. Thereafter, such records shall not be destroyed by the Fund without the approval of the Paying Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

     Section 4.6. Share Register. The Paying Agent shall maintain the share register, which shall contain a list of the Holders, the number of Preferred Shares held by each Holder and the address of each Holder. The Paying Agent shall record in the share register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Fund in the possession of the Paying Agent, the Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the share register or other records to any person in case it is (a) ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure or (b) advised by its counsel that its failure to do so would be unlawful.

     Section 4.7. Return of Funds. Any funds deposited with the Paying Agent by the Fund for any reason (other than for the payment of amounts due to the Paying Agent) under this Agreement, including for the payment of distributions or the redemption of Preferred Shares, that remain with the Paying Agent after 12 months shall be repaid to the Fund upon written request by the Fund.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     Section 5.1. Representations and Warranties of the Fund. The Fund represents and warrants to the Auction Agent that:

               (i) the Fund has been duly organized and is validly existing as a business trust under the laws of the Commonwealth of Massachusetts, and has full power to execute and deliver this Agreement and to authorize, create and issue the Preferred Shares;

              (ii) the Fund is registered with the Commission under the 1940 Act as a closed-end, diversified, management investment company;

             (iii) this Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

              (iv) the form of the certificate evidencing the Preferred Shares complies with all applicable state and federal laws;

               (v) the Preferred Shares have been duly and validly authorized by the Fund and, upon completion of the initial sale of the Preferred Shares and receipt of payment therefor, will be validly issued by the Fund, fully paid and nonassessable;

              (vi) at the time of the offering of the Preferred Shares, the Preferred Shares offered will be registered under the Securities Act and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the Preferred Shares, except such action as required by applicable state securities laws;

             (vii) the execution and delivery of this Agreement and the issuance and delivery of the Preferred Shares do not and will not conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Declaration of Trust, any order or decree of any court or public authority having jurisdiction over the Fund or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound the effect of which conflict, violation, breach or default would be material to the Fund; and

            (viii) no taxes are payable upon or in respect of the execution of this Agreement or will be payable upon or in respect of the issuance of the Preferred Shares.

     Section 5.2. Representations and Warranties of the Auction Agent. The Auction Agent represents and warrants to the Fund that:

               (i) the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

              (ii) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject only to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.


                                   ARTICLE VI

                                THE AUCTION AGENT

     Section 6.1. Duties and Responsibilities. (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any Person by reason of this Agreement.

       (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

       (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it, or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts necessary to make such judgment.

     Section 6.2. Rights of the Auction Agent. (a) The Auction Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting in accordance with, any communication authorized by this Agreement and any proper written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine and appropriately authorized. The Auction Agent shall not be liable for acting upon any communication authorized by this Agreement which the Auction Agent reasonably believes in good faith, after reasonable inquiry, to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both.

       (b) The Auction Agent may consult with counsel of its choice, and the advice of such counsel, shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Auction Agent hereunder in good faith and in reasonable reliance thereon.

       (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

       (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

       (e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; acts of terrorism; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

       (f) The Auction Agent shall not be required to, and does not, make any representations as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own and those of its authorized officers.

       (g) Any corporation into which the Auction Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Auction Agent shall be a party, or any corporation succeeding to the business of the Auction Agent shall be the successor of the Auction Agent hereunder, with the consent of the Fund but without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where any instrument of transfer or assignment may be required by law to effect such succession, anything herein to the contrary notwithstanding.

       (h) All the rights, privileges, immunities and protections granted to the Auction Agent herein are deemed granted to the Paying Agent and Deutsche Bank Trust Company Americas in any of the capacities it undertakes in connection with this Agreement.

       (i) Whenever in the administration of the provisions of this Agreement, the Auction Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence or bad faith on the part of the Auction Agent, be deemed to be conclusively proved and established by a certificate describing such action as requested of the Fund or the Broker-Dealer, signed by the Fund or the Broker-Dealer, respectively, and delivered to the Auction Agent and such certificate, in the absence of negligence or bad faith on the part of the Auction Agent, shall be full warrant to the Auction Agent for any action taken or omitted by it under the provisions of this Agreement upon the faith thereof. Upon receipt of any such certificate signed by the Fund or the Broker-Dealer, the Auction Agent shall promptly provide a copy of said certificate to the Broker-Dealer or the Fund, respectively. The Auction Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement, order, approval or other paper or document furnished by the Fund or the Broker-Dealer, except to the extent that such failure to investigate would be deemed negligent.

     Section 6.3. Compensation, Expenses and Indemnification. (a) The Fund shall pay to the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Fund and the Auction Agent, subject to adjustments if the Preferred Shares no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase or decrease materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

       (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to the Auction Agent's negligence or bad faith, upon submission to the Fund of reasonable documentation thereof.

       (c) The Fund shall indemnify the Auction Agent and its officers, directors, employees and agents for, and hold them harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Auction Agent arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending themselves against any claim of liability in connection with their exercise or performance of any of their duties hereunder and thereunder, except such as may result from its negligence or bad faith.

     Section 6.4. Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of the Agreement, the Broker-Dealer Agreements or the Preferred Shares except to the extent otherwise set forth in Section 5.2 and except that the Auction Agent hereby represents that the Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent.

                                   ARTICLE VII

                                  MISCELLANEOUS

     Section 7.1. Term of Agreement. (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement at any time by so notifying the Auction Agent, provided that, if any Preferred Shares remain outstanding, the Fund shall have entered into an agreement with a successor auction agent. The Auction Agent may terminate this Agreement (i) upon prior notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice or (ii) upon prior notice to the Fund on the date specified in such notice if the Fund shall have failed to pay the amounts due the Auction Agent in connection with its agency under this Agreement and under the Broker-Dealer Agreements within 30 days of invoice. If the Auction Agent terminates this Agreement while any Preferred Shares remain outstanding, the Fund shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

       (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's representations, warranties, covenants and obligations to the Auction Agent under Sections 5.1 and 6.3 hereof shall survive the termination hereof. The Auction Agent's representations, warranties, covenants and obligations under Section 5.2 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Fund's written request, deliver promptly to the Fund or to another authorized party copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the written request of the Fund, transfer promptly to the Fund or to any successor auction agent any funds deposited by the Fund with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

     Section 7.2. Communications. Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

        If to the Fund,
        addressed to:               Attn:  W. Scott Jardine
                                    First Trust Portfolios, L.P.
                                    1001 Warrenville Road, Suite 300
                                    Lisle, IL  60532

                                    Telephone: (630) 241-8798
                                    Facsimile:  (630) 322-7437

        If to the Auction Agent,
        addressed to:               Deutsche Bank Trust Company Americas
                                    Corporate Trust & Agency Services
                                    60 Wall Street
                                    New York, NY 10005
                                    Mail Stop NYC60 2715

                                    Telephone: (212) 250-6645
                                    Facsimile: (212) 797-8600

or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer.

     Section 7.3. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for written agreements relating to the compensation of the Auction Agent.

     Section 7.4. Benefits. Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

     Section 7.5. Amendment; Waiver. (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

       (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

     Section 7.6. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the respective successors and permitted assigns of each of the Fund and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

     Section 7.7. Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

     Section 7.8. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     Section 7.9. Governing Law, Jurisdiction, Waiver of Trial By Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW, OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK). THE PARTIES AGREE HERETO THAT ALL ACTIONS AND PROCEEDINGS ARISING OUT OF THIS AUCTION AGENCY AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK.

        EACH PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK AND STATE OF NEW YORK WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME. EACH OF THE PARTIES HERETO ALSO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    Section 7.10. Limitation of Liability. A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement has been executed on behalf of the Fund by an officer of the Fund in such capacity and not individually and the obligations of the Fund under this Agreement are not binding upon such officer or any of the trustees or the shareholders of the fund individually but are binding only upon the assets and property of the Fund.

                            [Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                  FIRST TRUST TAX-ADVANTAGED PREFERRED
                                    INCOME FUND



                                  By:___________________________________________
                                     Name:
                                     Title:


                                  DEUTSCHE BANK TRUST COMPANY AMERICAS



                                  By:___________________________________________
                                     Name:
                                     Title:



                                  By:___________________________________________
                                     Name:
                                     Title: